Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 33-51278 of Megafoods Stores, Inc. of our report dated August 2, 1996 appearing on page 6 of this Annual Report of the Megafoods Stores, Inc. 401(k) Savings Plan on Form 11-K for the year ended December 31, 1994.





PRICE WATERHOUSE LLP
Phoenix, Arizona
August 2, 1996